Exhibit 99.1
Rigel Reports Third Quarter 2026 Financial Results
•Third quarter 2026 total revenues of $80.9 million, including net product sales of $72.3 million and contract revenues from collaborations of $8.6 million, and net income of $13.2 million
•VEPPANUTM (vepdegestrant) became commercially available in mid-August and generated $6.6 million in initial net product sales for the third quarter
•The Phase 1b study of R289, Rigel’s dual IRAK1/4 inhibitor, in patients with lower-risk MDS is ongoing and Rigel expects to select the recommended Phase 2 dose by the end of 2026
•Oral presentation at the ASH Annual Meeting in December will feature updated data from the ongoing Phase 1b study of R289 in patients with lower-risk MDS
•Updated 2026 Outlook: Total revenues of approximately $290 to $295 million, which includes net product sales, excluding VEPPANU, of $255 to $260 million and contract revenues from collaborations of approximately $35 million
•Conference call and webcast scheduled today at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., November 5, 2026 /PRNewswire/ -- Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL), a commercial stage biotechnology company focused on hematologic disorders and cancer, today reported financial results for the third quarter ended September 30, 2026, including sales of TAVALISSE® (fostamatinib disodium hexahydrate), REZLIDHIA® (olutasidenib), GAVRETO® (pralsetinib) and VEPPANUTM (vepdegestrant).

“VEPPANU’s launch marks an exciting and transformational milestone for Rigel and we are very pleased with the initial uptake. In the first six weeks of launch we shipped VEPPANU to more than 100 patients and clinics and have already seen many refills,” said Raul Rodriguez, Rigel’s president and CEO. “Our priorities are to build on the VEPPANU launch and advance R289 in lower-risk MDS, with updated Phase 1b data to be presented at ASH in December. We believe VEPPANU and R289 have significant commercial potential to further transform Rigel and drive long-term shareholder value.”

Third Quarter 2026 Business Update

Commercial
•Third quarter net product sales were $72.3 million, an increase of 13% from the same period of 2025.
•Year-to-date net product sales were $194.2 million, an increase of 17% from the same period of 2025.
•Rigel announced that VEPPANU (vepdegestrant) became commercially available in the U.S. on August 13, 2026, generating $6.6 million in net product sales in the third quarter. VEPPANU is the first and only PRoteolysis TArgeting Chimera (PROTAC) approved by the U.S. Food and Drug Administration (FDA) for the treatment of adults with estrogen receptor-positive (ER+)/human epidermal growth factor receptor 2-negative (HER2-), estrogen receptor 1 (ESR1)-mutated advanced or metastatic breast cancer (mBC), as detected by an FDA-authorized test, with disease progression following at least one line of endocrine therapy.
•Rigel’s partner Knight Therapeutics Inc. (Knight) received regulatory approval from Colombia’s Instituto Nacional de Vigilancia de Medicamentos y Alimentos (INVIMA) in September for TAVALISSE for the treatment of adult patients with chronic immune thrombocytopenia (ITP) who have had an insufficient response, loss of response, or intolerance to prior treatment with corticosteroids and intravenous immunoglobulin.
•Knight announced it commercially launched TAVALISSE in Brazil in October.

Clinical Development
•Rigel continues to advance its Phase 1b clinical study of R2891, a potent and selective dual inhibitor of interleukin receptor-associated kinases 1 and 4 (IRAK1/4), in patients with relapsed or refractory (R/R) lower-risk myelodysplastic syndrome (MDS) and the company expects to complete enrollment and select the recommended Phase 2 dose for future development by the end of 2026.
•Rigel announced that data from the ongoing Phase 1b study of R289 in patients with lower-risk MDS, including initial efficacy data from the dose expansion phase of the study, will be presented in an oral session at the 68th American Society of Hematology (ASH) Annual Meeting and Exposition in December. In addition, three poster presentations will include data for fostamatinib in patients with immune thrombocytopenia (ITP) and warm autoimmune hemolytic anemia (wAIHA).
•The European Society for Medical Oncology (ESMO) Congress 2026 featured data from the ARROW and TAPISTRY clinical trials of pralsetinib in patients with rearranged during transfection (RET) fusion-positive solid tumors in a rapid oral session. In addition, two poster presentations and an ePoster included clinical and health-related quality of life (HR-QoL) data from the TAPISTRY clinical trial in patients with RET fusion-positive thyroid cancer and ARROW trial in patients with RET fusion-positive non-small cell lung cancer (NSCLC).
•At the 2026 American Thyroid Association (ATA) Annual Meeting, HR-QoL among patients with medullary thyroid cancer and RET fusion-positive thyroid cancer from the ARROW clinical trial of pralsetinib was presented in an oral session, demonstrating that treatment with pralsetinib resulted in clinically meaningful improvements in several measures of HR-QoL for patients, including diarrhea, a common symptom of patients with medullary thyroid cancer and RET fusion-positive thyroid cancer. In addition, data from the ARROW and TAPISTRY clinical trials of pralsetinib in patients with RET fusion-positive thyroid cancer showed robust and durable clinical activity, with an overall response rate of 83.7% and a median progression-free survival of 30.3 months. The safety profile was consistent with previous experience and monitoring for infections is warranted.
Third Quarter and Year-to-Date 2026 Financial Update
For the third quarter ended September 30, 2026, total revenues were $80.9 million, consisting of $72.3 million in net product sales and $8.6 million in contract revenues from collaborations. Net product sales increased 13% compared to $64.1 million in the same period of 2025. TAVALISSE net product sales were $46.0 million, an increase of 3% compared to $44.7 million in the same period of 2025. REZLIDHIA net product sales were $9.9 million, an increase of 20% compared to $8.3 million in the same period of 2025. GAVRETO net product sales were $9.8 million, a decrease of 11% compared to $11.1 million in the same period of 2025. VEPPANU became commercially available from Rigel in August 2026 and generated initial net product sales of $6.6 million. Contract revenues from collaborations primarily consisted of $3.8 million from Grifols S.A. (Grifols) related to earned royalties and delivery of drug supplies, $3.2 million from Kissei Pharmaceutical Co., Ltd. (Kissei) related to delivery of drug supplies, and $0.3 million from Medison Pharma (Medison) and a total of $1.3 million from other parties related to earned royalties and delivery of drug supplies.
Total costs and expenses were $63.8 million, compared to $41.0 million for the same period of 2025. The increase in costs and expenses was primarily driven by higher research and development costs related to the R289 and vepdegestrant clinical programs, cost of product sales, commercial-related expenses due to the commercial launch of vepdegestrant, and personnel-related costs.
Income before income taxes was $17.4 million, compared to $27.6 million for the same period of 2025.
Rigel reported net income of $13.2 million, or $0.70 basic and $0.65 diluted per share, compared to $27.9 million, or $1.55 basic and $1.46 diluted per share, for the same period of 2025.

For the nine months ended September 30, 2026, total revenues were $218.4 million, consisting of $194.2 million in net product sales and $24.2 million in contract revenues from collaborations. Net product sales increased 17% compared to $166.6 million in the same period of 2025. TAVALISSE net product sales were $130.6 million, an increase of 15% compared to $113.3 million in the same period of 2025. GAVRETO net product sales were $30.1 million, a decrease of 6% compared to $31.9 million in the same period of 2025. REZLIDHIA net product sales were $26.9 million, an increase of 25% compared to $21.4 million in the same period of 2025. VEPPANU became commercially available from Rigel in August 2026, and net product sales were $6.6 million. Contract revenues from collaborations primarily consisted of $10.8 million from Kissei, including a $4.0 million regulatory milestone and delivery of drug supplies; $10.5 million from Grifols related to earned royalties and delivery of drug supplies; and $0.9 million from Medison and a total of $2.0 million from other parties related to earned royalties and delivery of drug supplies. Contract revenues from collaborations in the prior year period included $40.0 million in non-cash revenue resulting from the release of the remaining cost share liability from Rigel’s collaboration agreement with Eli Lilly and Company (Lilly) and a $3.0 million regulatory milestone in connection with the approval of TAVALISSE in the Republic of Korea.
Total costs and expenses were $165.8 million, compared to $122.2 million for the same period of 2025. The increase in costs and expenses was primarily driven by higher research and development costs related to the R289 and vepdegestrant clinical programs, cost of product sales, personnel-related costs and commercial-related expenses due to the commercial launch of vepdegestrant.
Income before income taxes was $52.7 million, compared to $99.1 million for the same period of 2025.
Rigel reported net income of $39.1 million, or $2.11 basic and $1.97 diluted per share, compared to $99.0 million, or $5.52 basic and $5.38 diluted per share, for the same period of 2025. As noted above, the prior year period included $40.0 million in non-cash revenue related to Rigel’s collaboration agreement with Lilly.
Cash, cash equivalents and short-term investments as of September 30, 2026 was $99.3 million, compared to $155.0 million as of December 31, 2025.
2026 Outlook
Rigel has updated its 2026 total revenues guidance to approximately $290 to $295 million, from the previous range of approximately $285 to $295 million, which includes:
•Net product sales of approximately $255 to $260 million, from the previous range of approximately $255 to $265 million.
•Contract revenues of approximately $35 million, from the previous guidance of approximately $30 million.

The above revenue guidance excludes VEPPANU.

The company also continues to anticipate it will report positive net income for the full year 2026, while funding existing and new clinical development programs.

Conference Call and Webcast with Slides Today at 4:30 p.m. Eastern Time
Rigel will hold a live conference call and webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Participants can access the live conference call by dialing (877) 407-3088 (domestic) or (201) 389-0927 (international). The conference call will also be webcast live and will be accessible from the

Investor Relations section of the company’s website at www.rigel.com. The webcast will be archived and available for replay after the call via the Rigel website.

About ITP
In patients with immune thrombocytopenia (ITP), the immune system attacks and destroys the body’s own blood platelets, which play an active role in blood clotting and healing. Common symptoms of ITP are excessive bruising and bleeding. Patients suffering with chronic ITP may live with an increased risk of severe bleeding events that can result in serious medical complications or even death. Current therapies for ITP include steroids, blood platelet production boosters (TPO-RAs), and splenectomy. However, not all patients respond to existing therapies. As a result, there remains a significant medical need for additional treatment options for patients with ITP.

About AML
Acute myeloid leukemia (AML) is a rapidly progressing cancer of the blood and bone marrow that affects myeloid cells, which normally develop into various types of mature blood cells. AML occurs primarily in adults and accounts for about 1 percent of all adult cancers. The American Cancer Society estimates that there will be about 22,720 new cases in the United States, most in adults, in 2026.2

Relapsed AML affects about half of all patients who, following treatment and remission, experience a return of leukemia cells in the bone marrow. 3,4 Refractory AML, which affects between 10 and 40 percent of newly diagnosed patients, occurs when a patient fails to achieve remission even after intensive treatment.5 Quality of life declines for patients with each successive line of treatment for AML, and well-tolerated treatments in relapsed or refractory disease remain an unmet need.

About NSCLC
It is estimated that over 229,000 adults in the U.S. will be diagnosed with lung cancer in 2026. Lung cancer is the leading cause of cancer death in the U.S., with non-small cell lung cancer (NSCLC) being the most common type accounting for 77% of all lung cancer diagnoses.6 RET fusions are implicated in approximately 1-2% of patients with NSCLC.7

About ER+/HER2-, ESR1-mutated Metastatic Breast Cancer
Breast cancer is the most common cancer in women in the United States, except for skin cancers.8 The estrogen receptor-positive/human epidermal growth factor receptor 2-negative (ER+/HER2-) patient population represents the majority (70%) of breast cancer, where treatment with endocrine therapies (aromatase inhibitors) is the standard of care. While endocrine therapy remains a cornerstone of metastatic ER+/HER2- breast cancer treatment, up to 50% of patients treated with endocrine therapy and a CDK4/6 inhibitor acquire estrogen receptor 1 gene (ESR1) mutations, resulting in endocrine resistance and poor prognosis. Treatment options in second-line and later ER+/HER2-, ESR1-mutated advanced or metastatic breast cancer setting include chemotherapy, selective estrogen receptor degraders (SERDs), and as of May 2026, vepdegestrant, the first and only FDA-approved oral PROteolysis TArgeting Chimera (PROTAC).

About TAVALISSE®
TAVALISSE (fostamatinib disodium hexahydrate) is indicated for the treatment of thrombocytopenia in adult patients with chronic immune thrombocytopenia (ITP) who have had an insufficient response to a previous treatment.

Please click here for Important Safety Information and Full Prescribing Information for TAVALISSE.

About REZLIDHIA®
REZLIDHIA is indicated for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with a susceptible isocitrate dehydrogenase-1 (IDH1) mutation as detected by an FDA-approved test.

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for REZLIDHIA.

About GAVRETO®
GAVRETO is indicated for the treatment of adult patients with metastatic rearranged during transfection (RET) fusion-positive non-small cell lung cancer (NSCLC) as detected by an FDA-approved test and adult and pediatric patients 12 years of age and older with advanced or metastatic RET fusion-positive thyroid cancer who require systemic therapy and who are radioactive iodine-refractory (if radioactive iodine is appropriate).*

*Thyroid indication is approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

Please click here for Important Safety Information and Full Prescribing Information, including Boxed WARNING, for GAVRETO.

About VEPPANUTM
VEPPANU is indicated for the treatment of adults with estrogen receptor (ER)-positive, human epidermal growth factor receptor 2 (HER2)-negative, estrogen receptor-1 (ESR1)-mutated advanced or metastatic breast cancer, as detected by an FDA-authorized test, with disease progression following at least one line of endocrine therapy.

Please click here for Important Safety Information and Full Prescribing Information for VEPPANU.

To report side effects of prescription drugs to the FDA, visit www.fda.gov/medwatch or call 1-800-FDA-1088 (800-332-1088).

TAVALISSE, GAVRETO and REZLIDHIA are registered trademarks and VEPPANU is a trademark of Rigel Pharmaceuticals, Inc.

About Rigel
Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) is a biotechnology company dedicated to discovering, developing and providing novel therapies that significantly improve the lives of patients with hematologic disorders and cancer. Founded in 1996, Rigel is based in South San Francisco, California. For more information on Rigel, the Company’s marketed products and pipeline of potential products, visit www.rigel.com.

1.R289 is an investigational compound not approved by the FDA.
2.The American Cancer Society. Key Statistics for Acute Myeloid Leukemia (AML). Revised January 13, 2026. Accessed October 30, 2026: https://www.cancer.org/cancer/acute-myeloid-leukemia/about/key-statistics.html
3.Patel, A, et al. Outcomes of Patients With Acute Myeloid Leukemia Who Relapse After 5 Years of Complete Remission. 2021 Sep 7;28(7):811-814. doi: https://doi.org/10.3727/096504020X15965357399750
4.Thol F, Ganser, A. Treatment of Relapsed Acute Myeloid Leukemia. Curr. Treat. Options on Oncol. (2020) 21: 66. doi: https://doi.org/10.1007/s11864-020-00765-5

5.Thol F, Schlenk RF, Heuser M, Ganser A. How I treat refractory and early relapsed acute myeloid leukemia. Blood (2015) 126 (3): 319-27. doi: https://doi.org/10.1182/blood-2014-10-551911
6.The American Cancer Society. Key Statistics for Lung Cancer. Revised January 13, 2026. Accessed October 30, 2026: https://www.cancer.org/cancer/types/lung-cancer/about/key-statistics.html
7.Kato, S. et al. RET Aberrations in Diverse Cancers: Next-Generation Sequencing of 4,871 Patients. Clin Cancer Res. 2017;23(8):1988-1997 doi: 10.1158/1078-0432.CCR-16-1679
8.The American Cancer Society. Key Statistics for Breast Cancer. Revised June 24, 2026. Accessed October 30, 2026: https://www.cancer.org/cancer/types/breast-cancer/about/how-common-is-breast-cancer.html

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, Rigel’s financial performance and outlook for 2026, including anticipated total revenues, net product sales, contract revenues and profitability; the commercialization of VEPPANU, TAVALISSE, REZLIDHIA and GAVRETO, expected commercial growth and execution of Rigel’s commercial strategy; the anticipated timing, progress and results of R289 clinical development, including the anticipated selection of a recommended Phase 2 dose by the end of 2026; the timing and content of anticipated data presentations; the potential therapeutic benefits of R289 and the other therapies and combinations discussed in this release; Rigel’s ability to fund existing and future clinical development programs; and the potential contributions of Rigel’s commercial portfolio and development programs to long-term growth and shareholder value. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “potential,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. They are based on Rigel’s current beliefs, expectations and assumptions and involve significant risks and uncertainties that are difficult to predict and, in many cases, are beyond Rigel’s control. Actual results and the timing of events could differ materially from those expressed or implied by these forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with the commercialization and marketing of VEPPANU, TAVALISSE, REZLIDHIA and GAVRETO, including physician adoption, patient demand, market acceptance, competition, reimbursement and pricing; risks associated with the transfer and integration of development, manufacturing and commercialization responsibilities for VEPPANU and reliance on Arvinas, Pfizer and other third parties; variability in product sales and the timing and amount of collaboration revenues, expenses and other items affecting financial performance; risks that clinical studies may be delayed, may not be initiated or conducted as anticipated, or may not enroll or retain patients as anticipated; risks that preclinical findings and preliminary or limited clinical data may not be predictive of final results, results in other indications or patient populations, results in subsequent clinical trials or real-world outcomes; risks that additional data, analyses or experience may alter assessments of safety, tolerability, efficacy, dose selection or therapeutic potential; risks that Rigel’s products or product candidates, alone or in combination with other therapies, may have unintended side effects or adverse reactions; risks that regulatory authorities may make adverse decisions regarding Rigel’s products or development programs, including study designs, dose selection, approvals or continued marketing; risks associated with reliance on third parties for clinical development, manufacturing, supply and other services; the availability and allocation of financial, personnel and other resources; unanticipated business needs or developments that may affect Rigel’s funding needs or internal resource requirements; and other risks described in the “Risk Factors” section of Rigel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and subsequent filings with the Securities and Exchange Commission, including Rigel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which is expected to be filed later today. Any forward-looking statement in this press release speaks only as of the date on which it is made. Rigel undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contact for Investors & Media:

Investors:
Rigel Pharmaceuticals, Inc.
650.624.1232
ir@rigel.com

Media:
David Rosen
Argot Partners
646.461.6387
david.rosen@argotpartners.com

RIGEL PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)
Revenues:
Product sales, net	$72,289	$64,067	$194,227	$166,565
Contract revenues from collaborations and other	8,601	5,395	24,184	57,915
Total revenues	80,890	69,462	218,411	224,480
Costs and expenses:
Cost of product sales	10,783	4,753	23,914	13,666
Research and development (see Note A)	18,272	7,353	43,909	22,610
Selling, general and administrative (see Note A)	34,730	28,936	98,023	85,908
Total costs and expenses	63,785	41,042	165,846	122,184
Income from operations	17,105	28,420	52,565	102,296
Interest income	561	1,094	2,555	2,438
Interest expense and other	(257)	(1,894)	(2,469)	(5,621)
Income before income taxes	17,409	27,620	52,651	99,113
Provision for (benefit from) income taxes	4,224	(280)	13,522	154
Net income	$13,185	$27,900	$39,129	$98,959

Net income per share
Basic	$0.70	$1.55	$2.11	$5.52
Diluted	$0.65	$1.46	$1.97	$5.38
Weighted average shares used in computing net income per share
Basic	18,710	18,038	18,557	17,912
Diluted	20,439	19,156	19,896	18,379

Note A
Stock-based compensation expense included in:
Selling, general and administrative	$3,862	$2,961	$11,813	$8,172
Research and development	990	402	3,339	1,791
	$4,852	$3,363	$15,152	$9,963

SUMMARY BALANCE SHEET DATA
(in thousands)

	As of
	September 30, 2026	December 31, 2025	(1)
	(unaudited)
Cash, cash equivalents and short-term investments	$99,305	$154,955
Total assets	523,877	513,594
Stockholders' equity	445,107	391,480
(1) Derived from audited financial statements